Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
J.P. Morgan Investment Management Inc.

As of October 3, 2005, as amended April 10, 2009,
March 24, 2011, June 24, 2011, January 25, 2012,
June 24, 2013 and June ____, 2014


SEI Institutional Managed Trust

High Yield Bond Fund
U.S. Fixed Income Fund
Small Cap Fund
Small Cap Growth Fund
Mid-Cap Fund


Agreed and Accepted:

 SEI Investments Management
Corporation
J.P. Morgan Investment
Management Inc.




By:
By:











Name:

Name:









Title:

Title:









Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
J.P. Morgan Investment Management Inc.

As of October 3, 2005, as amended April 10, 2009,
March 24, 2011, June 24, 2011, January 25, 2012,
June 24, 2013 and June ____, 2014

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

       SEI Institutional Managed Trust

High Yield Bond Fund			[REDACTED]
U.S. Fixed Income Fund			[REDACTED]
Small Cap Fund				[REDACTED]
Small Cap Growth Fund			[REDACTED]

Mid-Cap Fund
The fee for the Mid-Cap/SMID mandate (within the
Mid-Cap Fund) will be calculated based on the
average daily value of the Assets of the Fund
managed by the Sub-Adviser aggregated with the
average daily value of the assets of such other SEI
mutual funds or accounts with similar mandates
(i.e., mid-cap/SMID) as the Sub-Adviser may now or
in the future agree to provide investment
advisory/sub-advisory services.
The Mid-Cap/SMID mandates fee will be its pro rata
portion of the total fee calculated as set forth
below:
[REDACTED] on the first $100 million of Assets;
[REDACTED] on Assets over $100 million.
As of the effective date of this amendment the Mid-
Cap/SMID funds are as follows
*	SIMT Mid-Cap Fund; and
*	SIMT Tax-Managed Small/Mid Cap Fund.





Agreed and Accepted:


SEI Investments Management
Corporation
J.P. Morgan Investment
Management Inc.




By:
By:











Name:

Name:









Title:

Title: